P. H. Glatfelter Company
First Quarter 2005

Teleconference Call Transcript

April 26, 2005

CORPORATE PARTICIPANTS

Glenn Davies
P. H. Glatfelter Company — Corporate Finance

George Glatfelter
P. H. Glatfelter Company – Chairman and CEO

John Roden
P. H. Glatfelter Company – EVP & CFO

Dante Parrini

P. H. Glatfelter Company — EVP & COO

PRESENTATION

Operator

Good morning and welcome to the Glatfelter’s Papers Sponsored First Quarter 2005 Earnings Conference Call. At this time, all participants have been placed on a listen-only mode and the floor will be open for questions following the presentation. It is now my pleasure to turn the floor over to your host Glenn Davies. Sir, you may begin.

Glenn Davies - Glatfelter Company — Corporate Finance

Thank you Toni, and good morning. This is Glenn Davies of Glatfelter’s corporate finance group and I would like to welcome you to our conference call to review of earnings release for the first quarter 2005. On our call with me this morning from Glatfelter is George Glatfelter, our Chairman and Chief Executive Officer; John Van Roden, Executive Vice President and Chief Financial Officer; and Dante Parrini, our Executive Vice President and Chief Operating Officer.

Before we begin our discussion, I would like to remind you that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2004 Annual Report filed with the SEC. For important factors that among others could cause our actual results to differ from any results which might be projected, forecasted or estimated in any such forward-looking statements. With that, I will now turn the call over to George.

George Glatfelter - Glatfelter Company — CEO

Thank you Glenn. Good morning everybody and welcome to our first quarter 2005 conference call. I hope you had an opportunity to review the earnings release that we issued earlier this morning. I will begin our call with some introductory remarks and then I will ask John Van Roden to provide an overview of our financial performance during the first quarter. Dante will follow with some comments on the operational side of the business. I will then conclude with a few remarks before opening the call to your questions.

To begin, I would say that generally I am pleased with our performance this quarter as we continue to pursue our vision of becoming the global supply of choice in specialty papers and engineered products. Those of who you have participated in previous calls have heard me speak of three things that I think are critical to our continued success. It is simple but they are effective. The first is focus upon the few things that matter the most. The second is execute them well. And the third is to think in large step change terms rather than in terms of incremental improvement.

We followed this road map for the past year and I think it’s responsible for a large part of the success that we have enjoyed. We continue to drive our business in this matter in the future. We earned $0.14 per share for the quarter compared to $0.03 in the same quarter of 2004. Our improved financial results are attributable in part to the realization of benefits from our North American restructuring program. Since its initiation, in mid 2004, we have reduced our cost structure and we have improved the profitability of our product mix focusing on higher value in each products.

I can tell you that we are tracking well towards our goal of achieving $15 million to $20 million in annual financial improvements through this initiative. In addition, I continue to be well pleased with the success of our new product development efforts. Last year, nearly 60% of our sales revenues was generated from products of less than 5 years of age. We are on target to meet our sustainable goal of 50% on a year-to-year basis.

The financial improvement attained in the first quarter also demonstrates the strengthening of the North American markets in which our Specialty Papers business is focused. In this business unit, we have seen increased selling prices together with solid demand from our customers. Looking forward, we expect continued strong demand and a stable pricing environment for the balance of the year.

For the first quarter, the performance of our Long Fiber & Overlay business unit was in line with the first quarter of 2004. But, we are concerned about the softer economic conditions in the Euro markets. Dante and I will both comment further on this call a little later.

To summarize, our business performed relatively well. Demand for our higher valued products increased and we continue to shift our product mix in the right direction. We enjoyed favorable pricing conditions in this quarter when compared with last year. The cost reduction efforts that we have initiated are continuing their positive effect upon of performance and are expected to offset the increasing input costs that are currently prevalent across the span of our business. We also know that there are more challenges ahead. Later in the call this morning, I will provide further insight into our business performance and some comments on what we see for the balance of 2005. But, first I would like to ask John to provide a review of the first quarter results for you. John?

John Roden - Glatfelter Company — CFO

Thank you, George. Today, we reported net income of $6.3 million or $0.14 per share for the first quarter of 2005 which compares with adjusted earnings of $1.5 million and $0.03 per share in the same quarter of 2004. Adjusted earnings for the first quarter of 2004 exclude $34.8 million of after-tax gains from asset sales and insurance recoveries. In our earnings release, we provided a reconciliation of adjusted earnings to net income.

Overall, the primary drivers of the improvement in earnings on this basis in the quarter-to-quarter comparison were higher selling prices $0.08, lower production cost such as improved operating efficiencies at Neenah, reduced labor, and other cost saving efforts of $0.05 and volume and mix changes of $0.03. These favorable factors were offset by higher raw material and energy prices of $0.05 and higher SG&A of $0.03, a big piece of which was legal fees associated with the pursuit of insurance recoveries.

Our gross margin widened to 20% in the quarter compared to 15.5% last year. The improvement largely reflects our efforts to shift our mix to higher margin products, as well as benefits from changes in our supply chain management processes and improved productivity. In the first quarter of 2005, the effective tax rate was 28.2% compared to 58.6% on adjusted earnings a year ago. This lower effective tax rate, which added $0.03 per share, was primarily due to the favorable resolution of certain state tax matters.

In 2004, the effective tax rate was unusually high due to the effect of certain changes in German tax laws. Going forward, we expect our effective tax rate to be in the range of 35 to 38%.

During the quarter, cash decreased by $16 million as a result of an increase in accounts receivable, inventory, and tax payments. Capital expenditures totaled $4.7 million for the quarter, and we continue to expect annual CapEx to be in the neighborhood of 30 to $35 million.

Our balance sheet is in very good shape with net debt-to-capital at 30.9%. It is our expectation that the net debt will be lower by the end of the year. This concludes my comments and George I will turn it back to you.

George Glatfelter - Glatfelter Company — CEO

Thank John. Now, I would like to ask Dante to provide an overview of the operational side of business. Dante?

Dante Parrini EVP & COO

Thank you George and good morning. I’ll provide comments on the performance of our business operations for the first quarter of 2005. As mentioned during our last call, our business unit reporting structure has been modified to reflect changes in the way we manage our business. Our two business units are the European base long fiber and overlay papers and the North American based specialty papers, which is the combination of the former printing and converting and engineered products business units.

Let’s start with long fiber and overlay. This business is a world leader in the manufacture of high quality filter papers for the food and beverage markets, overlay papers for the composite laminate industry, premium quality metallized papers and several new specialty nonwovens. First quarter 2005 net sales were approximately 4% ahead of the same quarter a year ago, which is largely due to a strong performance from the metallized segment and to the translation effect of foreign currency. Unit volumes were essentially flat in quarter-to-quarter comparison and down slightly from Q4 2004.

As you might recall, the fourth quarter of ‘04 was an exceptionally strong quarter for this business. We did experience some market driven downtime primarily related to weak demand for overlay papers in Europe and what we believe to be a temporary low for coffee filter paper. Near-term demand and pricing outlook for food and beverage is slowing which is typical for this time of year as we approach the summer months.

As previously stated, demand for overlay papers is weak in middle and in Southern Europe, this is due to the soft European economy and from our perspective could last through the summer months. Demand for metallized papers continues to remain strong. From a pricing standpoint, we are beginning to see evidence of downward pricing pressure in composite laminates and food and beverage related to weak demand and more aggressive competition.

Now, let’s move to our North American base specialty papers business unit, which includes three major market segments, book publishing papers, envelope and converting papers, and engineered products. Net sales for the first quarter were up approximately 12% and volumes were up by 4% versus the same quarter a year ago. Net sales were influenced by improved product mix and pricing that was 4% higher in the comparison.

Now, I’ll offer more specific comments by market segment. Book publishing, revenues were up 6%, unit volumes were down 5% in the quarterly comparison, which represents a planned reduction in our exposure to commodity white paper.

However, we did experience growth in our targeted markets of trade, education, and lightweight printing papers.

For envelope and converting papers, revenues were up 19%, which reflects general improvements in market pricing and increased spending in advertising and direct marketing. Unit volumes were up 4% in the quarterly comparison. And engineered products revenues were up 15% and unit volumes were very strong, up 22% from the first quarter of 2004. Near-term demand for specialty papers is generally strong across all market segments and pricing is stable.

A few comments on new product development. During the first quarter, approximately 52% of our net revenue came from products less than 5 years old, and as George alluded to earlier, this level of performance is consistent with our internal target of 50% through the cycle. We had an excellent new product development performance from the engineered product segment that was a key driver for our Q1 volume and revenue growth.

A few words on mill operations. Overall, the mills ran well during the first quarter. We are very pleased with quality and productivity levels especially given the significant workforce redesign changes implemented at our North American facilities over the last year. The North American restructuring program is on plan and delivering the anticipated savings. And Neenah’s performance improved dramatically over the first quarter of 2004. We are also preparing for annual June maintenance outage at the Spring Grove facility. As you may recall from previous years, the cost associated with this outage can be estimated at $0.08 to $0.10. This concludes my comments. I will turn it back to you George.

George Glatfelter - Glatfelter Company — CEO

As I believe, you’ve just heard, our performance for the first quarter of 2005 demonstrates many of the positive trends in our business that began earlier the previous year. To summarize, our plan to improve product mix and reduce total cost is on target and it is delivering the anticipated benefits. We continue to drive new products development as an engine of growth across the Company.

In the North American based specialty papers business unit, demand remains strong in targeted higher value niche markets and pricing conditions are stable. Clearly, we have more challenges in our European based Long-Fiber and Overlay Papers business unit, during the remainder of 2005, as Dante has indicated. This is mainly due to softer economic conditions as well as the seasonality that I think you are bound to expect in some product lines.

Growing global competition is also an ongoing concern. As I look forward, the factors that really concern me the most are the rising input costs across the span of the business, the currency impact of a historically strong Euro and really working through global consolidation.

Now let’s look at the big picture. It’s my view that as the globalization of our industry continues to progress there has to be winners and losers. The large commodity players will continue to see global scale and cost competitiveness. The larger their footprints the more difficult it becomes for them to serve small highly specialized business ventures. On the other hand, the shake out of small players who simply have been unable to weather the storm of the past few years, has provided Glatfelter with lucrative opportunities to add to our portfolio of high margin specialty papers. Through our transformational efforts over the past several years, we repositioned Glatfelter to become the supply of choice in this area.

Today, our mix shift efforts directed to replace low margin mature business lines with higher value specialized papers is on target to achieve our 80% revenue goal by 2006. As John has indicated, we’ve come through this storm with a strong balance sheet and we have the flexibility to pursue all means of value creation for our shareholders. I like our chances going forward. I think we are well positioned to capitalize on the opportunities provided by the structural changes that are occurring within our industry. I suppose I’ll close by restating what I have mentioned earlier in the call.

For 2005, we will continue to focus on the few things that matter most to our shareholders, customers, and employees. We will challenge this organization, think large rather than incrementally, and we will execute well. I thank you for your participation in today’s conference call and Glenn, I will turn it back to you.

Glenn Davis - Glatfelter Company — Corporate Finance

Thank you George. This concludes our prepared remarks section of the call. At this time we are prepared to answer any questions that you may have and I would like to ask Toni to provide you with instructions for this portion of the call.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Mark W. Connelly, Credit Suisse First Boston

Mark W. Connelly - Credit Suisse First Boston — Analyst

Good morning folks. Just a coupe of things, when you look at the commodity producers and the shifts that you have made over the last couple of years, do you think your position is meaningful and more defensible because — while it’s true that the commodity producers haven’t shown much success in penetrating these markets, they did do quite a bit of damage and every once in a while they keep coming back. I am just curious whether you think you are meaningfully better positioned if somebody does come in and muck around in your markets again?

George Glatfelter - Glatfelter Company — CEO

I’ll take a crack at it and then perhaps Dante might want to join me on this. I think the best way to answer your question is to realize that these higher value specialty markets exist on a continuum. On one side of the continuum, you’ve got markets that maybe a quasi specialty. The barriers to entry may not be very high. On the other side of the continuum, you’ve got I think very strong barriers to entry driven by the technical complexity of the business, the complexity of the markets, the size of some of these markets, the cost to serve them on a sustainable basis. As we manage our mix shift, the entire focus of the mix shift is to drive our business to a more defensible platform, and I think we have been very successful in that regard. If you look at the engineered products mix in North America for example, we still have and will continue to have some element of what I call quasi specialty products in our mix. Those will be subject from time to time to interlockers coming in trying to pick some low hanging fruit. In our experience although they can be disruptive, it’s unusual that they are able to remain in these markets for a sustained matter of time, and I think our customers realize that, but again the objective and that’s driven by a lot of the new product development efforts and emphasis that we talk about is to continue to move the sophistication of our mix to build those barriers to entry, and I think we have made significant strides in that regard over the past couple of years.

Dante Parrini EVP & COO

Maybe I could just add a couple of comments and not be redundant with what George said, but as we pick our segments Mark, defensibility is clearly an issue that’s high on our radar screen and some of the areas where we experienced significant growth, you look at 22% quarter over quarter volume growth in engineered products and 50% to 60% of our total sales coming from products less than 5 years old. I believe that the direction that we are moving our mix in is toward a more defensible posture that not to discount the fact that we still participate in the book market and the envelope market that maybe more susceptible to pressure but net in aggregate I believe our mix is more defensible today than it was a year ago. And our intent is to make it even more defensible a year from today.

Mark W. Connelly - Credit Suisse First Boston — Analyst

That’s helpful. Question on Neehah, should we assume that you have captured by now most of what you are going to capture through that restructuring?

Dante Parrini EVP & COO

Yes.

Mark W. Connelly - Credit Suisse First Boston — Analyst

Okay. And just another small question, on the European side, you mentioned global competition, is the Euro the issue there? Or is it just capacity in new players or players participating more broadly?

Dante Parrini EVP & COO

I will say that the first issue has been the Euro, and we have talked about this for a number of quarters and a protracted period of time with a very strong Euro. It creates competitive disadvantages in non-Euro zone parts of the world. There are certain product segments that we have seen other players express a greatest interest in trying to nip around on the fringe , but most of, I believe, that has do with the Euro and our ability to compete in non-Euro zone areas.

Mark W. Connelly - Credit Suisse First Boston — Analyst

Okay. And just one last question and then I’ll go away. George, you have got a balance sheet, you have talked about growth, is there a particular part of the portfolio that is more or less attractive right now in terms of your potential opportunities out there?

George Glatfelter - Glatfelter Company — CEO

Mark, I would reflect back on the mix shift and the vision of the company taking us more and more into highly specialized products. So I would direct your attention to the kind of engineered product base that characterizes our operations in North America. The Long Fiber and Overlay business which is really again a highly specialized niche that we would penetrate. Look for us to seek out opportunities in those kinds of businesses, where we can be assured that barriers to entry exists or we can construct those barriers to enter it. I think that will be a really important insight into how we may take this business forward. I would also say that the kinds of products that we produce are on the edge of the paper substrates. So it wouldn’t surprise me to find opportunities in markets that are perhaps ancillary to high-end engineered paper products such as films, foils, that kind of thing. We know those markets and we are intrigued by them.

Mark W. Connelly - Credit Suisse First Boston — Analyst

Very helpful, thanks George.

Operator

Mark Wilde, Deutsche Bank

Mark Wilde - Deutsche Bank — Analyst

Good morning. Couple of things, I wondered if you can give us a little better sense of what may be coming over the next three quarters if we are right about portion of European business slowing down, pricing competition becoming more intense?

Dante Parrini EVP & COO

Sure Mark, this is Dante. As we mentioned, we’ve seen softening of demand and increased competition in a number of our Long Fiber and Overlay market segments and the European economy and the strength of the Euro certainly external factors influencing market growth. What we are focused on is areas such as innovation in our new product development, we’ve talked about our niche nonwoven initiatives, we’ve talked about growth opportunities that exist in Metallized papers, we are still the world leader in Overlay and tea and coffee filter papers and we are still committed to maintaining those positions, issues on our cost control, getting closer to our customers are also areas that we are investing a lot of energy in. We are getting some seasonality, you know, on the warmer months, the tea markets take a bit of hiatus and the soft, central and Southern European economies are having an impact on consumer spending for things like flooring and counter tops. So that’s what we talked about for some of those markets, it could take us through the summer months into the fall before we see an uptake — a meaningful uptake and demand.

Mark Wilde - Deutsche Bank — Analyst

I guess what I’m really trying to get at it Dante, is try to quantify — what this might be in terms of financial impact, whether it’s quarter to quarter or year over year — I’m just trying to get some sense on that?

Dante Parrini EVP & COO

It’s very difficult because of such a dynamic and fluid issue and our past practice hasn’t been really to be that specific about giving guidance as it pertains to price levels and what not. I’m really at a loss in terms of anything else I might be able to give you, proportionately.

George Glatfelter - Glatfelter Company — CEO

I think may be, Mark, I might add a bit. We don’t believe that we are seeing sustainable structural changes in these markets. Sure we have competitive pressures, we’ve always had competitive pressures and those haven’t flown through the cycle. As you are well aware, the European economy is flat on its back right now and everybody I talked to who participates in Europe regardless of what they are doing is suffering from that but we think that’s a relatively short-term situation as well. I don’t see any strong structural changes that at the end of the day would have a long-term impact on our objectives in the Long Fiber and Overlay business unit.

Mark Wilde - Deutsche Bank — Analyst

Right. Let me ask then to come over to the North American business, because it looks like for the time being, a reasonable portion of these [Inaudible] has taken all maybe 30 or $40. How much flowthrough impact might that have in your North American business in the second quarter over the first quarter if things stay as they are right now?

John Roden - Glatfelter Company — CFO

Mark, it’s John. Let me ask that question in two ways. As you know, If you recall, I mentioned in my comments that when I compared the first quarter of last year to first quarter of this year, that you know, we basically had $0.08 higher selling prices and that was really offset that those selling prices were offset by higher raw material and other inputs of $0.05 and higher SG&A of $0.03. So you know that — those two offset each other but also has a positive effect of lower production cost and mix changes, which are the positive effect of our price points spread towards this cost but now is $0.08. So we can continue to see that going forward and I think it’s safe to say that we would expect — we would be hopeful that the our second quarter comparison would be positive last year because prices are a bit higher, but as we go forward it is just too tough to say.

Mark Wilde - Deutsche Bank — Analyst

Yes, I am just trying to understand John, [Inaudible] price. What you haven’t seen yet on a quarter average basis which you might see in the second quarter?

John Roden - Glatfelter Company — CFO

I think it is safe to say that price will be higher this year second quarter than were last years same quarter, trying to help you with that and—

Mark Wilde - Deutsche Bank — Analyst

But would you expect quarter to quarter price improvement?

John Roden - Glatfelter Company — CFO

The new quarter from first to second?

Mark Wilde - Deutsche Bank — Analyst

Yes, exactly.

John Roden - Glatfelter Company — CFO

Slight. Maybe.

Mark Wilde - Deutsche Bank — Analyst

You talked about competition over in Europe from non-Euro zone. Can you give us some sense what that means and is it competition from here in North America, more competition from someone out in Asia, or are you actually seeing anybody put incremental capacity in the market in either of those regions?

Dante Parrini EVP & COO

Mark, this is Dante. We haven’t seen any material incremental capacity from new players, and when we talk about non-Euro zone you have got the Americas, China, you got some very big parts of the world where business is transacted in dollars and we do have some competitors who have their cost structured in dollars [Inaudible] denominated in pounds sterling. It is a bit of a mix. Some of that has to do with geography, some of that has to do with the cost structure or competition.

Mark Wilde - Deutsche Bank — Analyst

George, on the growth side where you talked about areas that you would look at — I think you are pretty clear there. Is there any geographic bounds to where you would grow?

George Glatfelter - Glatfelter Company — CEO

That’s an interesting question Mark because — I think everybody in this industry has confronted globalization. There have been strategic factors that have developed that weren’t part of anybody’s thinking a decade ago and for the reasons that Dante just mentioned with respect to the impact of currency, I think, geographic diversification becomes really important. Now when you say that, you also have to realize that if you cast the net broader geographically, you confront a broader array of cultural issues and just business issues, but I would tell you today that I, personally, I am much more open to casting the net wider for the right kind of growth opportunity anywhere in the world that I can be assured to have some level of reasonable, social, political stability. That’s how I would answer your question.

Mark Wilde - Deutsche Bank — Analyst

Finally, to come back to that one of Mark Connelly’s questions. Would you think about how you are positioned just versus some of the bigger commodity guys in the US? Is there any importance in your view and may be having mill assets, may be have some bigger paper machines going forward or might be integrated backward and poll for anything like that?

George Glatfelter - Glatfelter Company — CEO

First of all, it all depends on how you can make the most money and clearly there are lot of assets around that could be acquired I think at a reasonable cost that could be interesting from that perspective, but I don’t think really it is as much a matter of scale Mark as it is a matter of understanding the markets and where they are going and to Mark Connelly’s point earlier, the defensibility of those markets, clearly, if you satisfy the defensibility issue and you feel as though you’ve got a strong growth curve in a particular market. If you are able to address that market from a low cost scale base perspective, you are ahead of the game, but I think you would be unlikely to see us acquire larger assets for the purpose solely of transferring those assets into these kinds of specialty markets. The name of the game is quick turns, flexibility, market dynamics, in/out. The bigger the asset the less flexibility inherently you have.

Mark Wilde - Deutsche Bank — Analyst

Finally, just any thoughts on either the dividend or share repurchase?

George Glatfelter - Glatfelter Company — CEO

First of all, we talk about dividend all the time. We have a board meeting tomorrow, and I am certain that that subject will come up again. Share repurchase comes up from time to time. First of all, with respect to the dividend, you are aware of the decision we made a year or so ago to reduce that I think we are very comfortable with the level of that dividend right now and how it can be supported from the financial performance of the company. I tell you that the dividend is very important to us. We see it as a good way to deliver value to shareholders. So I would not anticipate backward change in terms of our thinking. With respect to share repurchase, as I indicated, it is on the radar screen all the time. We’ve not entered into any share repurchasing arrangements at this point in time, but that is not to say that it won’t be part of what we do going forward. We have an open mind with respect to that.

Mark Wilde - Deutsche Bank — Analyst

Okay. Finally any water level concerns out there in Spring Grove if we had drought summer?

George Glatfelter - Glatfelter Company — CEO

Too much right now. We’ve had a lot of rain, but we don’t have any concern at this point with the drought situation that I think you were referring to the liability.

Mark Wilde - Deutsche Bank — Analyst

Okay. Sounds good. Thanks.

George Glatfelter - Glatfelter Company — CEO

Okay.

Operator

Bruce Wilcox, Cumberland Associates

Bruce Wilcox - Cumberland Associates — Analyst

Good morning gentlemen. I would like to take the capital management conversation in a little bit the opposite direction. As you witnessed globalization and particularly as it pertains to European holdings, do you see potential opportunities to perhaps shed some selectively sub businesses where you may be less competitive over time to redeploy capital into businesses where you are more competitive?

George Glatfelter - Glatfelter Company — CEO

Absolutely. This is George. I will take the question and then ask others to try as they see fit, but — I think that one of the core aspects of our operating strategy is to continually look for ways to reallocate assets to maximize value. I mean that is one of the montras that we live by. And you’ve seen us — actually seen us do it here in North America pretty aggressively whether we are talking about our monetization of Woodlands or looking at a shutdown of a non-competitive piece of equipment in one of our mills in the US. As we go forward, it is very possible that you may see us reposition assets, shed assets, get into new markets.

To be candid and to be honest, we are encumbered a bit in that regard today virtually just by virtue of our size. It is very very difficult to do that and still maintain the kind of earnings strength that we are committed to. But I guess the way that I would summarize or capsulize the answer to your question is yes and where it makes sense you will see us do it. There are no sacred cows in the company and, where we can see a way to drive value to shareholders through looking at an asset differently whether that means closure, repositioning or whatever we will do it, we have and we will continue to.

Bruce Wilcox - Cumberland Associates — Analyst

But George, thank you. I mean, I guess speaking as one of shareholders I am much less concerned about size and much more concerned as it sounds like you are about, you know, high grading the return on invested capital trend of the company over time. Do you have other Timberland properties in United States that might be monetizable?

George Glatfelter - Glatfelter Company — CEO

We do, 85,000 acres of timberland that remains. And we look at that, again, as we look at any other asset evaluating its strategic importance for the company. When we reach a decision that the value of that asset as cash versus its ability to maintain the cost of fiber to our facilities changes, we will make those choices {Inaudible].

Over the past couple of years we’ve sold about 30,000 acres within the company. We’ve generated about $94 million worth of cash value, which we’ve used to pay down debt, reposition the balance sheet. I think it is important to put this in perspective the remaining 85,000 acres in large part do not carry the value of these 30,000 what we call HBU higher and better use acres, but there still are some HBU acres out there. And we are looking to — you can look for us to continue to approach those from the standpoint of maximizing their value.

Bruce Wilcox - Cumberland Associates — Analyst

Thanks, George. Again, last question, you characterized estimated capital expenditures at $30 million to $35 million range, can we take that as a proxy for sustaining capital expenditure the level that you need to maintain to the extent revenue streams or is there some growth capital in there? How should we think about sustaining capital expenditures?

George Glatfelter - Glatfelter Company — CEO

You should take that as a sustainable level.

Bruce Wilcox - Cumberland Associates — Analyst

Okay. Thanks very much.

Operator

[OPERATOR INSTRUCTIONS]. Will Moskowitz, Heartland Fund.

Will Moskowitz - Heartland Fund — Analyst

Good morning, gentlemen. Just a quick question. I thought SG&A was a little higher, I know you mentioned some higher legal fees. I’m assuming that is just one-time, or can you give me a little more clarification there?

John Roden - Glatfelter Company — CFO

Will, it’s John. We have, as you know, we were successful last year in getting some proceeds from insurance recoveries, and we’re continuing to pursue that. But most of that is fees that are associated with that pursuit. We do have a little bit higher level of accrued incentive comp in there right now, basically because we’re earning more than we were last year.

Will Moskowitz - Heartland Fund — Analyst

Okay. Well, congratulations. Your comments were very helpful today, and I look forward to the next call.

Operator

Thank you. [OPERATOR INSTRUCTIONS]. Albores (ph) , Deutsche Bank.

Al bores - Deutsche Bank — Analyst

Can you talk about the pension plan? Is it over funded, by how much, what’s your ongoing —?

John Roden - Glatfelter Company — CFO

Yes, Al, it’s John. We’re about 170% funded. So, we’re quite over funded. Pension income was about $4.5 million in last year’s first quarter, about $4.0 million in this year’s first quarter. What was the rest of your question?

Al bores - Deutsche Bank — Analyst

That was basically it

Operator

Thank you. There appears to be no further questions at this time. This does conclude today’s teleconference. Please disconnect your lines at this time, and have a wonderful day.